Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Fourth Quarter and Full Year 2024 Financial Results

•Completed enrollment of 5,000 subject Phase 2b NAVIGATE trial
•Severe flu season enables potential mid-year assessment of efficacy
•Closed $105.0 million financing with new and existing investors
•Significantly expanded equity research coverage
SAN DIEGO, March 6, 2025 — Cidara Therapeutics, Inc. (Nasdaq: CDTX) (the Company), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) immunotherapies, today reported financial results for the fourth quarter and full year ended December 31, 2024 and provided recent business updates.
“2024 was a transformational year for Cidara as we reacquired rights to the CD388 program, our long-acting, universal influenza drug, and raised $240.0 million in April to conduct the 5,000 subject Phase 2b NAVIGATE trial evaluating CD388 for the single-dose prevention of seasonal influenza. We raised an additional $105.0 million with new and existing investors in November to support our continued development efforts,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Based on these collective achievements and the promising CD388 clinical data generated to date, we believe we are well-positioned to continue advancing CD388 as a potential long-acting, universal influenza preventative. We look forward to continuing this momentum in 2025 and sharing additional important milestones and inflection points on our clinical programs throughout the year.”
Recent Corporate Highlights
•Completed enrollment of Phase 2b NAVIGATE trial evaluating CD388 for prevention of seasonal influenza. In December 2024, Cidara announced that it had reached full planned enrollment of at least 5,000 subjects in the Phase 2b NAVIGATE trial across clinical sites in the U.S. and UK. The randomized, double-blind, controlled Phase 2b trial is designed to evaluate the efficacy and safety of CD388, the Company’s DFC for the pre-exposure prophylaxis of seasonal influenza. Three CD388 dose groups and one placebo group were randomized in a 1:1:1:1 ratio and administered CD388 at the beginning of the 2024-25 influenza season. Subjects will be followed for the remainder of the 2024-25 influenza season to monitor for breakthrough cases. Rates of laboratory and clinically confirmed influenza will be compared between subjects receiving the various single doses of CD388 or placebo.
•Potential early analysis of efficacy data in the first half of 2025. Given the severity of the 2024-25 flu season, we may consider a potential early analysis of efficacy data from the ongoing CD388 Phase 2b NAVIGATE study in the first half of 2025. This would potentially enable the initiation of a Phase 3 study during the 2025-26 Northern Hemisphere influenza season.
•Closed $105.0 million private placement. In November 2024, Cidara entered into a securities purchase agreement with certain investors and raised $105.0 million in gross proceeds. The private placement was led by new investor, Venrock Healthcare Capital Partners, with significant participation by new and existing life sciences-focused investors, including RA Capital Management, TCGX, BVF Partners LP, Vivo Capital, Spruce Street Capital, Adage Capital Partners LP, and Checkpoint Capital.

•Significantly expanded Equity Research Coverage. Guggenheim (Seamus Fernandez), Cantor (Eric Schmidt) and RBC (Gregory Renza) initiated coverage between November 2024 and January 2025 with Buy, Overweight and Outperform ratings, respectively.
•Appointed Frank Karbe as Chief Financial Officer. In February 2025, Cidara announced the appointment of Frank Karbe as Chief Financial Officer. Mr. Karbe brings more than 25 years of leadership experience in the biopharma industry transitioning companies from research and development (R&D) to commercialization.
Fourth Quarter and Full Year 2024 Financial Results
•Cash, cash equivalents and restricted cash totaled $196.2 million as of December 31, 2024, compared with $35.8 million as of December 31, 2023.
•Collaboration revenue totaled zero and $1.3 million for the three months and full year ended December 31, 2024, respectively, compared to $2.8 million and $23.3 million for the same periods in 2023.
Collaboration revenue for the years ended December 31, 2024 and 2023 related to the achievement of milestones and ongoing R&D and clinical supply services provided to J&J Innovative Medicine, previously Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (Janssen), under our license and collaboration agreement with Janssen (the Janssen Collaboration Agreement). The Janssen Collaboration Agreement was terminated upon the effectiveness of our license and technology transfer agreement with Janssen (the Janssen License Agreement) on April 24, 2024, pursuant to which we re-acquired the rights to CD388.
•Acquired in-process research and development expenses were $84.9 million for year ended December 31, 2024 and related to an upfront payment of $85.0 million paid to Janssen under the Janssen License Agreement, on April 24, 2024, plus $0.4 million in direct transaction costs, offset by a settlement gain of $0.5 million to settle the preexisting Janssen Collaboration Agreement relationship.
•R&D expenses were $46.9 million and $71.9 million for the three months and full year ended December 31, 2024, respectively, compared to $8.0 million and $36.8 million for the same periods in 2023. The increase in R&D expenses is primarily due to higher expenses associated with our CD388 Phase 2b NAVIGATE study and higher personnel costs, including $1.2 million for severance payments and employee benefits incurred related to a reduction in force, offset by lower nonclinical expenses associated with our Cloudbreak platform.
•General and administrative (G&A) expenses were $7.3 million and $20.6 million for the three months and full year ended December 31, 2024, respectively, compared to $3.4 million and $13.6 million for the same periods in 2023. The increase in G&A expenses is primarily due to higher audit fees and legal costs associated with our corporate transactions during 2024, as well as higher personnel costs.
•On April 24, 2024, we entered into an asset purchase agreement with Napp Pharmaceutical Group Limited (Napp), an affiliate of Mundipharma Medical Company, pursuant to which we sold to Napp all of our rezafungin assets and related contracts. We completed all conditions of the sale on April 24, 2024 and classified the sale of rezafungin as discontinued operations. Accordingly, we have separately reported the financial results of rezafungin as discontinued operations in the consolidated statements of operations and comprehensive loss for all periods presented. Income from discontinued operations was $0.1 million and $0.5 million for the three months and full year ended December 31, 2024, respectively, compared to $5.0 million and $2.1 million for the same periods in 2023.
•Net loss was $52.3 million and $169.8 million for the three months and full year ended December 31, 2024, respectively, compared to $3.2 million and $22.9 million for the same periods in 2023.

About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel drug-Fc conjugates (DFCs) comprising targeted small molecules or peptides coupled to a proprietary human antibody fragment (Fc). Cidara’s lead DFC candidate, CD388, is a long-acting antiviral designed to achieve universal prevention of seasonal and pandemic influenza with a single dose by directly inhibiting viral proliferation. In June 2023, CD388 was granted Fast Track Designation by the U.S. Food and Drug Administration (FDA), and the Company announced completion of enrollment of its Phase 2b NAVIGATE trial in December 2024. Additional DFCs have been developed for oncology and in July 2024 Cidara received IND clearance for CBO421 which is intended to target CD73 in solid tumors. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “intends,” “believes,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to the potential of and future plans for CD388, our Phase 2b NAVIGATE trial study design, promising CD388 clinical data generated to date, the announcement of additional important milestones and inflection points in 2025, and the timing for potential efficacy analysis and a potential Phase 3 study. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s clinical trials and other risks related to clinical development, delays in action by regulatory authorities, other obstacles on the enrollment of patients or other aspects of CD388 or other DFC development and other risks and uncertainties associated with Cidara’s business in general. These and other risks are identified under the caption “Risk Factors” in Cidara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other filings subsequently made with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Michael Fitzhugh
LifeSci Communications
mfitzhugh@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(In thousands, except share and per share data)	2024	2023	2024	2023
Revenues:	(Unaudited)	(Unaudited)
Collaboration revenue	$—	$2,756	$1,275	$23,283
Total revenues	—	2,756	1,275	23,283
Operating expenses:
Acquired in-process research and development	—	—	84,883	—
Research and development	46,874	8,010	71,879	36,763
General and administrative	7,308	3,447	20,615	13,580
Total operating expenses	54,182	11,457	177,377	50,343
Loss from operations	(54,182)	(8,701)	(176,102)	(27,060)
Other income, net:
Interest income, net	1,813	527	5,811	1,995
Total other income, net	1,813	527	5,811	1,995
Net loss from continuing operations before income tax expense	(52,369)	(8,174)	(170,291)	(25,065)
Income tax expense	—	(7)	—	(15)
Net loss from continuing operations	$(52,369)	$(8,181)	$(170,291)	$(25,080)
Income from discontinued operations (including loss on disposal of discontinued operations of zero during the three months ended December 31, 2024 and 2023 and of $1,799 and zero during the years ended December 31, 2024 and 2023, respectively), net of income taxes	62	4,968	464	2,149
Net loss and comprehensive loss	$(52,307)	$(3,213)	$(169,827)	$(22,931)

Basic and diluted net loss per common share from continuing operations	$(5.38)	$(1.81)	$(26.82)	$(5.74)
Basic and diluted net earnings per common share from discontinued operations	0.01	1.10	0.07	0.49
Basic and diluted net loss per common share	$(5.37)	$(0.71)	$(26.75)	$(5.25)

Shares used to compute basic and diluted net earnings (loss) per common share	9,727,786	4,525,245	6,349,631	4,371,375

Condensed Consolidated Balance Sheet Data

	December 31,
	2024	2023
(In thousands)
Cash, cash equivalents and restricted cash	$196,177	$35,778
Total assets	214,796	67,030
Total liabilities	51,488	75,240
Total stockholders’ equity (deficit)	163,308	(8,210)

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